Exhibit 99.1

FOR IMMEDIATE RELEASE

          Media Contact                         Stockholder Contact
          Mary Ann Susco                        Marco Acosta
          212-850-1382                          800-597-6068 (Option #1)
          suscom@jwseligman.com                 acostam@jwseligman.com

     Tri-Continental Corporation (NYSE: TY) Declares Regular Fourth Quarter
                             Dividend Distributions

          Directors Also Approve Continuation of Stock Repurchase Plan

NEW YORK, November 16, 2006 - At a meeting of the Board of Directors of Tri-Continental Corporation (NYSE: TY) today, the Board declared fourth quarter dividends of $0.07 per common share and $0.625 per preferred share. The Common Stock distribution will be paid on December 19, 2006, and the Preferred Stock distribution will be paid on January 2, 2007, to Stockholders of record December 12, 2006. The ex-dividend date for all distributions is expected to be December 8, 2006.

At the same meeting, the Board of Directors voted to renew the Corporation's stock repurchase plan which allows the Corporation to repurchase up to 5% of its Common Stock in the open market for the period January 1, 2007 through December 31, 2007, as long as its discount to net asset value exceeds 10%. From January 1, 2006 to October 31, 2006, the Corporation bought back approximately 4.3 million shares of Tri-Continental Common Stock (4% of the stock outstanding at the time the plan was last renewed) at an average discount to net asset value of 12.7%.

"The 4% of Common Stock bought back through October 31, 2006 is on a pace for the Corporation to repurchase approximately 5% of Common Stock, the limit established by the Board for the period ending December 31, 2006," said Brian T. Zino, President of Tri-Continental Corporation.

"Our Stockholders benefit from the renewal of the stock repurchase program. It increases the liquidity of the Corporation's Common Stock. Additionally, it reduces the long-term growth in the number of shares outstanding, and shares repurchased under the program are accretive to the net asset value," he explained.

Mr. Zino said that Tri-Continental would not distribute a capital gain this December. He noted that the Corporation's tax loss carryforward has virtually been eliminated by realized capital gains taken in 2006. "Consequently, future net realized capital gains will be distributed to Stockholders," he added.

Tri-Continental Corporation is managed by J. & W. Seligman & Co. Incorporated
(JWS), a New York based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds managed by JWS. Seligman Services, Inc. provides client services to shareholders of Tri-Continental. Seligman Advisors, Inc. and Seligman Services, Inc. are wholly-owned subsidiaries of JWS.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. The prospectus should be read carefully before investing in the Corporation.